As filed with the Securities and Exchange Commission on December 6, 2018
Registration No. 333-223758

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Post-Effective Amendment No. 1 to Form F-3 Registration Statement
UNDER
 THE SECURITIES ACT OF 1933
________________________
OCEAN RIG UDW INC.
(Exact name of registrant as specified in its charter)
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Cayman Islands (State or other jurisdiction of Incorporation or organization)		N/A (I.R.S. Employer Identification Number)
Ocean Rig UDW Inc. Ocean Rig Cayman Management Services SEZC Limited 3rd Floor Flagship Building Harbour Drive, Grand Cayman, Cayman Islands +1 345 327 9232
(Address and telephone number of registrant's principal executive offices)
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 Ocean Rig UDW Inc.
Ocean Rig Cayman Management Services SEZC Limited
3rd Floor Flagship Building
Harbour Drive, Grand Cayman, Cayman Islands
+1 345 327 9232
(Name, address, and telephone number of agent for service)

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Approximate date of commencement of proposed sale to the public: Not Applicable
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to Form F-3 (the "Post-Effective Amendment") relates to the Registration Statement on Form F-3 (File No. 333-223758) (the "Registration Statement") filed with the Securities and Exchange Commission on March 19, 2018 by Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the "Registrant"). The Registration Statement pertains to the registration of an unspecified number of shares of common stock, shares of preferred stock, debt securities, warrants, guarantees, rights, purchase contracts and units consisting of some or all of these securities in any combination, and up to 35,294,779 shares of Class A common stock, par value $0.01, to be offered by selling shareholders named therein.
On December 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 3, 2018 (the "Merger Agreement"), by and among the Registrant, Transocean Ltd. ("Transocean"), Transocean Oceanus Holdings Limited and Transocean Oceanus Limited, a wholly owned subsidiary of Transocean ("Merger Sub"), Merger Sub merged with and into the Registrant, with the Registrant surviving the Merger as a wholly-owned subsidiary of Transocean.
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement to remove from registration the shares registered but unsold under the Registration Statement.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, on this 5th day of December, 2018.
OCEAN RIG UDW INC.

By:	/s/ C. Stephen McFadin
Name:	C. Stephen McFadin
Title:	President

No other person is required to sign this Post-Effective Amendment No. 1 on Form F-3 in reliance upon Rule 478 under the Securities Act.